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                                                                       EXHIBIT 3

                                  ALLETE, INC.

                              ARTICLES OF AMENDMENT
                        AMENDING PARAGRAPH 1, ARTICLE III
                   OF ALLETE, INC.'S ARTICLES OF INCORPORATION
                    AS AMENDED AND RESTATED AS OF MAY 8, 2001


                                   ARTICLE III

     1. The total authorized number of shares of capital stock of this Corporation shall be 46,949,333 shares of which 116,000 shares of the par value of $100 each shall be 5% Preferred Stock, 1,000,000 shares without par value shall be Serial Preferred Stock, 2,500,000 shares without par value shall be Serial Preferred Stock A and 43,333,333 shares without par value shall be Common Stock. Any of the aforesaid shares may be issued and disposed of by the Board of Directors at any time and from time to time, to such persons, firms, corporations or associations, upon such terms and for such consideration as the Board of Directors may, in its discretion, determine, except as may be limited by law or by these Articles of Incorporation.




                                                              STATE OF MINNESOTA
                                                             DEPARTMENT OF STATE
                                                                    FILED
                                                                 SEP 17 2004
                                                              /s/ Mary Kiffmeyer
                                                              Secretary of State